Exhibit 99.1

Press Release

RLJ Lodging Trust Announces Expiration of Change of Control Offer for

FelCor LP’s 5.625% Senior Secured Notes due 2023

Bethesda, MD, October 19, 2017 — RLJ Lodging Trust (“RLJ”) (NYSE:RLJ) announced the expiration of the previously announced Change of Control Offer (as defined below) by its subsidiary, FelCor Lodging Limited Partnership (“FelCor LP”), to repurchase its outstanding 5.625% Senior Secured Notes due 2023 (CUSIP Nos. 31430QBE6 and 31430QBC0) (the “Notes”) at 101% of the principal amount thereof plus accrued and unpaid interest (the “Change of Control Offer”), pursuant to the Indenture, dated as of December 17, 2012 (as amended by the First Supplemental Indenture, dated as of January 7, 2013, and the Second Supplemental Indenture, dated as of August 31, 2017, the “Indenture”), among FelCor LP, Rangers Sub I (as defined below) (as successor to FelCor Lodging Trust Incorporated (“FelCor”)), the other guarantors party thereto and U.S. Bank National Association, a national banking association, as trustee, upon the terms and subject to the conditions set forth in the change of control notice and offer to purchase, dated September 19, 2017 (the “Offer to Purchase”) and the accompanying letter of transmittal.

The Change of Control Offer expired at 9:00 a.m., New York City time, on October 19, 2017. Tenders of $990,000 principal amount of Notes were received, and such Notes were accepted for payment and subsequently cancelled. As a result $524,010,000 in aggregate principal amount of Notes remain outstanding.

The Change of Control Offer was conducted in connection with the consummation on August 31, 2017 of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 23, 2017, by and among RLJ, RLJ Lodging Trust, L.P. (“RLJ LP”), Rangers Sub I, LLC, a wholly owned subsidiary of RLJ LP ( “Rangers Sub I”), Rangers Sub II, LP, an indirect wholly owned subsidiary of RLJ LP (“Partnership Merger Sub”), FelCor and FelCor LP. Pursuant to the Merger Agreement, Partnership Merger Sub merged with and into FelCor LP, with FelCor LP surviving as a wholly owned subsidiary of RLJ LP (the “Partnership Merger”), and immediately thereafter, FelCor merged with and into Rangers Sub I, with Rangers Sub I surviving as a wholly owned subsidiary of RLJ LP (the “REIT Merger” and, together with the Partnership Merger, the “Mergers”). The Change of Control Offer satisfied FelCor LP’s obligation under Section 4.13 of the Indenture to make a Change of Control Offer in connection with the Mergers.

About Us

RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust focused on acquiring premium-branded, focused-service and compact full-service hotels. RLJ’s portfolio consists of 158 hotels with approximately 31,180 rooms located in 26 states and the District of Columbia and an ownership interest in one unconsolidated hotel with 171 rooms.

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Contact:

Leslie D. Hale, Chief Operating Officer and Chief Financial Officer, RLJ Lodging Trust — (301) 280-7774

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http://rljlodgingtrust.com